Filed Pursuant to Rule 424(b)(3)

Registration No. 333-271360

PROSPECTUS SUPPLEMENT NO. 2

(to Prospectus dated June 2, 2023)

VERDE CLEAN FUELS, INC.

UP TO 32,528,461 SHARES OF CLASS A COMMON STOCK
UP TO 15,412,479 SHARES OF CLASS A COMMON STOCK ISSUABLE

UPON EXERCISE OF WARRANTS
UP TO 2,475,000 WARRANTS TO PURCHASE COMMON STOCK

This prospectus supplement is being filed solely to update the information contained in the table in the “Selling Securityholders” section of the prospectus dated June 2, 2023 (the “Prospectus”) to reflect certain transfers described herein.

The Prospectus and this prospectus supplement relate to the offer and sale from time to time by the selling securityholders named in this prospectus or their permitted transferees (the “Selling Securityholders”) of (i) up to 32,528,461 shares of Class A Common Stock consisting of: (a) 3,487,500 shares of Class A Common Stock held directly by CENAQ Sponsor, originally acquired by such parties for an effective purchase price of approximately $0.0058 per share, (b) 22,500,000 shares of Class A Common Stock issuable upon the conversion of Class C common stock, par value $0.0001 per share (“Class C Common Stock”) issued to Bluescape Clean Fuels Holdings, LLC, a Delaware limited liability company (“Holdings”), upon the exchange of Class C common units (“Class C OpCo Units”) of Verde Clean Fuels OpCo, LLC, a Delaware limited liability company (“OpCo”), and the cancellation of an equal number of shares of Class C Common Stock in connection with such exchange (such shares or Class C Common Stock originally issued as consideration in connection with the Business Combination (as defined below) at a per share value of $10.00 per share), (c) 3,200,000 shares of Class A Common Stock originally issued and sold to certain of the Selling Securityholders pursuant to subscription agreements dated as of August 12, 2022 (collectively, the “PIPE Investors”) at a purchase price of $10.00 per share, (d) 825,000 shares of Class A Common Stock held directly by Anchor Investors, originally acquired at a purchase price of $0.0058 per share, (e) 2,475,000 shares of Class A Common Stock underlying the Private Placement Warrants issued under the Business Combination Agreement (defined below) that were originally sold by CENAQ at a purchase price of $1.00 per Private Placement Warrant in connection with its initial public offering which Warrants are exercisable for our Class A Common Stock at an exercise price of $11.50 per share, and (f) up to 40,961 shares of Class A Common Stock issuable upon the conversion of the New Promissory Note (as defined herein) at a conversion price of $10.00 per share; and (ii) up to 2,475,000 Private Placement Warrants, which were originally purchased at a price of $1.00 per Private Placement Warrant. We will not receive any proceeds from the sale of shares of Class A Common Stock or warrants by the Selling Securityholders pursuant to this prospectus.

The Selling Securityholders may offer and sell the securities covered by the Prospectus in a number of different ways and at varying prices. We provide more information about how the Selling Securityholders may sell the shares in the section entitled “Plan of Distribution.”

Our shares of Class A Common Stock are listed on the Nasdaq Capital Market (“Nasdaq”) under the symbol “VGAS.” On August 16, 2023, the closing price of our Class A Common Stock was $4.92 per share. Our public warrants are listed on Nasdaq under the symbol “VGASW.” On August 16, 2023, the closing price of our Public Warrants was $0.1831 per warrant.

This prospectus supplement updates and supplements the information in the Prospectus and is not complete without, and may not be delivered or utilized except in combination with, the Prospectus, including any amendments or supplements thereto. This prospectus supplement should be read in conjunction with the Prospectus and if there is any inconsistency between the information in the Prospectus and this prospectus supplement, you should rely on the information in this prospectus supplement.

Investing in our Class A Common Stock and Warrants involves risks that are described in the “Risk Factors” section beginning on page 16 of the Prospectus and under similar headings in any further amendments or supplements to the Prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if the Prospectus or this prospectus supplement is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is August 18, 2023.

SELLING SECURITYHOLDERS

The following information is provided as of August 18, 2023 to update the “Selling Securityholders” section of the Prospectus to reflect certain changes in ownership.

Where the name of a Selling Securityholder identified in the table below also appears in the table in the Prospectus, the information set forth in the table below regarding that Selling Securityholder supersedes and replaces the information regarding such Selling Securityholder in the Prospectus. Information regarding the Selling Securityholders listed in the table below, including the number of shares of Class A Common Stock and Warrants beneficially owned by them, is based on information provided by such Selling Securityholders as of the date of this prospectus supplement.

Information about the Selling Securityholders, including those listed below, may change over time. Since the effectiveness of the Registration Statement on Form S-1 of which the Prospectus is a part, a number of Selling Securityholders have exercised their warrants and/or sold or otherwise transferred their securities registered thereunder. This prospectus supplement does not provide any updates with respect to any such exercises, sales or transfers, except for those expressly referred to in the immediately preceding paragraph.

	Shares of Class A Common Stock				Warrants to Purchase Common Stock
Name	Number Beneficially Owned Prior to Offering	Number Registered for Sale Hereby	Number Beneficially Owned After Offering	Percent Owned After Offering	Number Beneficially Owned Prior to Offering	Number Registered for Sale Hereby	Number Beneficially Owned After Offering	Percent Owned After Offering
Blackpoint LT Partners, LLC Series Sponsor 1(1)	75,000	75,000	—	—	—	—	—	—
Bluescape Clean Fuels Holdings, LLC(2)	23,300,000	23,300,000	—	—	—	—	—	—
Brookdale International Partners LP(3)	48,000	48,000	—	—	—	—	—	—
Brookdale Global Opportunity Fund(3)	27,000	27,000	—	—	—	—	—	—
CENAQ Sponsor, LLC(4)	6,003,461	6,003,461	—	—	2,475,000	2,475,000	—	—
Context Partners Master Fund L.P.(5)	75,000	75,000	—	—	—	—	—	—
Cottonmouth Ventures LLC(6)	2,000,000	2,000,000	—	—	—	—	—	—
DS Liquid DIV RVA SCM LLC(7)	15,000	15,000	—	—	—	—	—	—
ESU Invest LP(8)	172,840	172,840	—	—	—	—	—	—
GCC Fund III COOPERATIEF U. A(8)	227,160	227,160	—	—	—	—	—	—
Highbridge Tactical Credit Master Fund L P(9)	30,046	30,046	—	—	—	—	—	—
Highbridge Tactical Credit Institutional Fund, Ltd.(9)	7,633	7,633	—	—	—	—	—	—
Highbridge SPAC Opportunity Fund, L.P.(9)	37,301	37,301	—	—	—	—	—	—
The K2 Principal Fund LP(10)	75,000	75,000	—	—	—	—	—	—
MAP 214 Segregated Portfolio(7)	29,250	29,250	—	—	—	—	—	—
MAP 136 Segregated Portfolio(11)	69,828	69,828	—	—	—	—	—	—
Meteora Capital Partners LP(12)	75,000	75,000	—	—	—	—	—	—
Rivernorth SPAC Arbitrage Fund, LP(13)	37,500	37,500	—	—	—	—	—	—
Rivernorth Capital Partners LP(13)	3,750	3,750	—	—	—	—	—	—
Rivernorth Institutional Partners LP(13)	33,750	33,750	—	—	—	—	—	—
Sea Otter Advisors LLC(14)	75,000	75,000	—	—	—	—	—	—
Shaolin Capital Partners Master Fund LTD(7)	30,750	30,750	—	—	—	—	—	—
Space Summit Opportunity Fund I LP(15)	75,000	75,000	—	—	—	—	—	—
Yakira Partners, L.P.(11)	5,172	5,172	—	—	—	—	—	—
Total	32,528,461	32,528,461	—	—	2,475,000	2,475,000	—	—

(1)	The address of this holder is 595 Shrewsbury Ave, Suite 203, Shresbury, New Jersey 07702.

(2)	Consists of (i) 22,500,000 shares of Class A Common Stock issuable upon conversion of 22,500,000 Class C OpCo Units of OpCo and a corresponding number of shares of Class C Common Stock and (ii) 800,000 shares of Class A Common Stock. Holdings is the record holder of such shares. Holdings is a 100% owned subsidiary (portfolio company) of BERR, and Bluescape Energy Partners III GP LLC is the general partner of BERR. The BERR funds are managed by Bluescape Energy Partners LLC. Bluescape Resources Company LLC is the parent of Bluescape Energy Partners III GP LLC and Bluescape Energy Partners LLC and is principally owned and controlled by Mr. C. John Wilder. Mr. Wilder disclaims any beneficial ownership of the reported shares other than to the extent of any pecuniary interest he may have therein, directly or indirectly. The principal business address of each of the entities and persons identified in this paragraph is c/o Bluescape Resources Company LLC, 300 Crescent Court, Suite 1860, Dallas, TX 75201. This information is based on a Schedule 13D filed by Holdings on February 27, 2023.

(3)	Includes shares owned by Brookdale Global Opportunity Fund and Brookdale International Partners, L.P. Andrew Weiss is the manager of WAM GP LLC, which is the general partner of Weiss Asset Management LP, the investment manager of Brookdale Global Opportunity Fund (“BGO”) and Brookdale International Partners, L.P. (“BIP”). Andrew Weiss has voting and dispositive power with respect to securities held by BGO and BIP. Each of the parties in this footnote disclaims any beneficial ownership of the reported shares other than to the extent of any pecuniary interest the party may have therein. The business address for these entities is c/o Weiss Asset Management LP 222 Berkeley St 16th Floor, Boston, MA 02116.

(4)	Consists of (i) 3,487,500 shares of Class A Common Stock held directly by CENAQ Sponsor (of which 3,234,375 shares are subject to forfeiture until the occurrence of a Triggering Event), (ii) 2,475,000 Private Placement Warrants, each exercisable as of March 17, 2023 to purchase one share of Class A Common Stock at $11.50 per share) and (iii) 40,691 shares of Class A Common Stock issuable upon the conversion of the New Promissory Note. CENAQ Sponsor is the record holder of such shares. Messrs. John B. Connally III, J. Russell Porter and Michael J. Mayell are each a manager of CENAQ Sponsor, and as such, each has voting and investment discretion with respect to the shares held directly by CENAQ Sponsor. Messrs. John B. Connally III, J. Russell Porter and Michael J. Mayell each disclaims any beneficial ownership of the reported shares other than the extent of any pecuniary interest he may have therein, directly or indirectly.

(5)	Context Capital Management, LLC is the General Partner of Context Partners Master Fund, L.P., the holder of record of such shares. Michael Rosen is the Chief Executive Officer of Context Capital Management, LLC and may be deemed to have voting and dispositive power over the shares held by Context Partners Master Fund, L.P. The address of Michael Rosen and the entities listed above is 7724 Girard Avenue, Suite 300, La Jolla, CA 92037.

(6)	Cottonmouth is the record holder of such shares. Cottonmouth is a wholly-owned subsidiary of Diamondback, and as such, has voting and investment discretion with respect to the shares held directly by Cottonmouth. The principal business address of each of the entities identified in this paragraph is c/o Diamondback Energy Inc., 500 West Texas, Suite 1200, Midland, TX 79701. This information is based on a Schedule 13D filed by Diamondback on March 1, 2023.

(7)	Shoalin Capital Management LLC serves as investment advisor to DS Liquid DIV RVA SCM LLC, Shaolin Capital Partners Master Fund, Ltd. and MAP 214 Segregated Portfolio. David Puritz, in his position as CIO at Shaolin Capital Management LLC and Michael Jester in his position as Co-founder and Head of Research at Shaolin Capital Management LLC may be deemed to have voting and investment control with respect to the shares owned by these entities. Shaolin Capital Management LLC has sole voting and dispositive power over the shares held by each of these entities. The address for these entities and individuals is 230 NW 24th Street, Suite 603, Miami, FL 33127.

(8)	Global Cleantech Management B.V. has voting and dispositive power over the shares held by ESU Invest LP and GCC Fund III Cooperatief U.A. (together, the “GCM Entities”). Paul Kloppenborg and Joris Vos, each a director of Global Cleantech Management B.V., jointly have voting and investment discretion with respect to the shares held directly by the GCM Entities. The principal business address of each of the entities and persons identified in this paragraph is Herengracht 338, 1016 CG Amsterdam, The Netherlands.

(9)	Highbridge Capital Management, LLC (“HCM”), the trading manager of Highbridge Tactical Credit Master Fund, L.P., Highbridge SPAC Opportunity Fund, L.P. and Highbridge Tactical Credit Institutional Fund, Ltd. (together, the “Highbridge Funds”), has beneficial ownership of the shares held by the Highbridge Funds. The address of these entities are 277 Park Avenue, 23rd Floor, New York, NY 10172.

(10)	K2 Genpar 2017 Inc., the General Partner of The K2 Principal Fund L.P. (the “K2 Partnership”), has appointed K2 & Associates Investment Management Inc. as the manager of the K2 Partnership. Shawn Kimel is the Chairman and Chief Investment Officer of K2 & Associates Investment Management Inc. and may be deemed to have voting and dispositive power of the securities held by the K2 Partnership. The business address for the K2 Partnership is 2 Bloor Street West, Suite 801, Toronto, Ontario M4W 3E2.

(11)	Yakira Capital Management, Inc. (“Yakira Capital”) has beneficial ownership of Yakira Partners, L.P. and MAP 136 Segregated Portfolio. Voting and investment power over the shares held by Yakira Partners, L.P. and MAP 136 Segregated Portfolio resides with its investment manager, Yakira Capital. may be deemed to have voting and investment power with respect to these shares. The address of the business office of each of the Reporting Entities is 1555 Post Road East, Suite 202, Westport, CT 06880.

(12)	Meteora Capital, LLC (“Meteora Capital”) serves as investment manager to Meteora Capital Partners, LP (“MCP”). Voting and investment power over the shares held by MCP resides with its investment manager, Meteora Capital. Mr. Vik Mittal serves as the managing member of Meteora Capital and may be deemed to be the beneficial owner of the shares. Mr. Mittal, however, disclaims any beneficial ownership of the shares held by such entities. The address for these entities and individuals is 1200 N. Federal Hwy. Ste 200, Boca Raton, FL 33432.

(13)	RiverNorth Capital Management, LLC (“RiverNorth”), the general partner of RiverNorth Capital Partners, LP and RiverNorth Institutional Partners LP. And the Managing Member of RiverNorth SPAC Arbitrage GP, the general partner of RiverNorth SPAC Arbitrage Fund, LP (together with RiverNorth Capital Partners, LP and RiverNorth Institutional Partners, LP, the “RiverNorth Funds”) has beneficial ownership of the shares held by the RiverNorth Funds. Brian H. Schmucker and Patrick W. Galley are deemed control person of RiverNorth. The address for these entities and individuals is 360 South Rosemary Avenue, Suite 1420, West Palm Beach, Florida, 33401.

(14)	Sea Otter Advisors LLC has beneficial ownership of these shares. Its business address is 107 Grand Street, 7th Floor, New York, NY 10013.

(15)	Space Summit Capital LLC, as the general partner of Space Summit Opportunity Fund I LP (“Space Summit Fund”), has beneficial ownership of the shares held by Space Summit Fund. The business address for the reporting person is 15455 Albright Street, Pacific Palisades, CA 90272.

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